Exhibit 10.1

AMENDMENT Dated July 28, 2025 to Sponsored Research Agreement

This AMENDMENT to Sponsored Research Agreement (this “Amendment”), is made effective as of July 28, 2025 and shall amend the Sponsored Research Agreement dated 17 of July 2019, by and between Rambam MedTech LTD (the “RMT”); and Raphael Pharmaceutical LTD (hereinafter: “Raphael”), (all collectively, the “Parties”), as previously amended by certain letters and exhibits, amongst which an Exhibit dated October 10, 2020, Exhibit dated February 28, 2021 and an Appendix dated October 23, 2022 (collectively: the “Agreement”).

WITNESSETH:

WHEREAS the Agreement regulated the terms of the sponsored research project as defined in the Agreement that has been conducted by the Parties;

WHEREAS, the research under the Agreement has been concluded as of December 31, 2024 and the Project Period has lapsed;

WHEREAS Raphael owes certain long due payments to Rambam, based on the Agreement as amended, amounting in a sum of 1,120,623 NIS (including VAT), calculated as of June 30 2025 (the “Debt”), which the Company has to date failed to pay regardless previous discussions, and oral and written agreements;

WHEREAS the Parties wish to rearrange by this Amendment the payment of the Debt and to allow Raphael commercialization of the Products as defined in the Agreement;

Now, THEREFORE, in consideration of their mutual and respective undertakings and covenants contained in the Agreement and herein, the Parties hereto deemed it appropriate to amend the agreement as follows:

1.	General

1.1	Preamble and Exhibits. The preamble to this Amendment and all Exhibits attached hereto form an integral part hereof.

1.2	Headings. The headings appearing throughout this Amendment are used for convenience of reference and are not to be used or referred to for the purpose of construing this Amendment.

1.3	Capitalization. Unless otherwise expressly mentioned herein, capitalized term used but not defined herein shall have the respective meanings assigned to such terms in the Agreement.

2.	Scope of This Amendment

The Parties agree to make the following amendments in the Agreement regarding the payment of the Debt and to establish a framework that will allow Raphael to commence commercialization of the Products based on the Agreement:

2.1	Acknowledgment of Debt and Payment

2.1.1	Clause 6.8 to the Agreement shall be amended to include the following additional subsections:

“6.8.4 Acknowledgment of Debt. Raphael hereby acknowledges and confirms that it owes to RMT the sum total of 1,120,623 NIS (including VAT), calculated as of June 30 2025 (the “Debt”), representing the outstanding balance due and payable under the Agreement, which does not take into account any sums due under the Agreement in respect of any commercialization of any Products by Raphael. As of July 1st 2025 and until full repayment of the Debt The Debt shall bear, an annual accrued interest of 0.00%, which will be added to and accrued on the amount of the Debt. Any payment on account of the Debt shall first be first used to pay any accrued interest and thereafter for payment of the remaining balance of the Debt, until all the interest and balance of the Debt are paid.

6.8.5 Repayment from New Investments. Raphael hereby undertakes to prioritize and use its best efforts to repay the Debt as soon as possible from any investment raised by Raphael as of the date hereof. Upon receipt of any new investment, Raphael shall promptly notify RMT and allocate a portion of at least _80% out of such investment toward the repayment of the Debt. New Investments shall include, without limitation, any capital investments, owners loans, bridge loans, and sums received as part of a strategic cooperations.

6.8.6 Modified Royalty Rate. Notwithstanding anything to the contrary in Clauses 6.8.1, 6.8.2, and 6.8.3, and without limitation to any Royalties due under the Agreement in respect of any commercialization of Products, which shall added to and accrued on top of the Debt as defined above, it is agreed that until the Debt (including due Royalties under the Agreement) is fully repaid, Raphael shall pay to RMT royalties at a rate of 80% of all revenues generated from sales of the Products as defined under the Agreement. Upon full repayment of the Debt (including any accrued Royalties added thereto as aforementioned), the royalty rates shall automatically revert to the rate specified in Clause 6.8.1 of the Agreement.

6.8.7 Authorization to Commercialization of Products under the Agreement. Subject to Raphael’s compliance with the terms of Clause 6.8, RMT hereby authorizes Raphael to commence sales of Products incorporating or based on the research results or intellectual property developed under the Agreement.

6.8.8. Information. Raphael shall allow RMT’s representative access to its records in all matters that concern the commercialization of Products and New Investments, so that such representative would be able to determine whether Raphael meets its undertakings hereunder. Such representative may be an external CPA that RMT engages for this purpose or another qualified person.

6.8.9 Dead-Line for repayment of the Debt. Without limitation to any other payment undertakings as set above, Raphael undertakes to repay the Debt no later than April 30th, 2026 (the “Final Debt Repayment Date”). In case that by the Final Debt Repayment Date, Raphael shall not repay the Debt in full including interest and additional Royalties as aforementioned, or in case that Raphael otherwise breaches its repayment obligations hereunder or the Agreement and does not cure such breach within up to 7 days from RMT notice, RMT shall be entitled, without limitation to its other remedies under the Agreement and any applicable law, to (i) demand immediate repayment of the then outstanding unpaid balance of the Debt in one instalment, and take any enforcement measures it finds appropriate; (ii) notwithstanding anything to the contrary in the Agreement, including without limitation Sections 6.4 and 6.8.2 thereto, RMT may in such case (a) assume lead over the preparation, filing, prosecution and maintenance of the Joint IP, with full cooperation on part of Raphael; and (b) take such measure, at its discretion, and with full cooperation on part of Raphael, to independently commercialize Joint IP in any manner it deems fit (including without limitation by way of a license, sub-license, sale, transfer or lease to third party any such IP, as well as the rights to develop, make or have made and commercialize Products as defined), while it is agreed that any consideration received from the commercialization of any such Joint IP shall be used first and foremost to repay any unpaid balance of the Debt; and (iii) RMT may in such case, at its discretion, terminate Raphael’s rights to further use or commercialize any Joint IP and any Products under the Agreement.”

2.2	Intellectual Property

For the avoidance of doubt, the Parties agree that all provisions in the Agreement relating to the perfection and prosecution of Joint IP shall remain in full force and effect with respect to all intellectual property created during the term of the Agreement, even if not yet registered or filed for registration.

3.	Each party represents that it has received all the requisite approvals and authorizations required to execute this Amendment.

4.	Miscellaneous

4.1	Validity of the Agreement. Except as expressly set forth in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

4.2	Conflicts. In the event of a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall prevail.

4.3	Without limitation to the aforementioned, Section 10 of the Agreement (`Miscellaneous’) shall apply to this Amendment.

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IN WITNESS WHEREOF, the Parties have signed this Addendum as of the date hereinabove set forth.

BY AND BETWEEN:

Rambam Pled-Tech Ltd P.0.B 9664 Haifa 31096 Israel 51.4496587

Rambam MedTech LTD

/s/ Roee Atlas
By:	Roee Atlas
Title:	CEO	290725

Raphael Pharmaceutical INC.

/s/ Shlomo Pilo
By:	Shlomo Pilo
Title:	CEO

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